Exhibit 10.1

Change in Control Agreement

Intevac, Inc. (hereafter referred to as “Intevac” or “the Company”) employs                      (hereafter referred to as “the Employee”) and desires to provide certain benefits to the Employee if the Company undergoes a Change in Control as described herein and the Employee’s employment terminates thereafter under certain conditions. Accordingly, the Company and the Employee agree as follows:

1. Definitions.

1.1. Change in Control. For purposes of this Change in Control Agreement (hereafter referred to as “this Agreement”), the term “Change in Control” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a)	any person or group (as those terms are used within sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Intevac, Inc. or an entity in which Intevac holds, directly or indirectly, at least a 50% equity interest (an “Intevac Entity”) (i) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, or (ii) purchases or otherwise acquires the Intevac division in which the Employee works, or substantially all of the assets of the Intevac division in which the Employee works;

(b)	there is consummated a merger, consolidation or similar transactions involving (directly or indirectly ) the Company and an entity other than Intevac, Inc. or an Intevac Entity, and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(c)	there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to (i) Intevac, Inc. or an Intevac Entity or (ii) any entity, more than 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

1.2. “Cause”. For the purposes of this Agreement, the term “Cause” shall mean the occurrence of one or more of the following:

(a)	the indictment or conviction of the Employee for any felony or crime involving moral turpitude or dishonesty;

(b)	the Employee’s participation in any fraud against the Company or its successor;

(c)	the Employee’s breach of his duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties;

(d)	the Employee’s intentional damage to any property of the Company or its successor;

(e)	willful conduct by the Employee that is demonstrably injurious to the Company or its successor, monetarily or otherwise;

(f)	breach by the Employee of any agreement with the Company or its successor, including the Employee’s Proprietary Information and Inventions Agreement; or

(g)	conduct by the Employee that the Company reasonably determines demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause hereunder.

1.3. “Good Reason”. For the purposes of this Agreement, the Employee’s voluntary resignation of his employment with the Company will be considered a termination for “Good Reason” if the Employee resigns his employment within 60 days of one of the following events occurring without his consent:

(a)	a reduction of the Employee’s then existing annual base salary by more than ten percent (10%), unless the then-existing base salaries of the executive officers of the Company are accordingly reduced;

(b)	a material reduction in the package of benefits and incentives (taken as a whole, but not including raising of employee contributions to the extent of any cost increases imposed by third parties provided to the Employee), except to the extent that such benefits and incentives of the executive officers of the Company are similarly reduced;

(c)	assignment to the Employee of any material additional duties, or any diminution of the Employee’s responsibilities which is substantially inconsistent with his position, duties, and responsibilities with the Company immediately prior to the date of the Change in Control; or

(d)	relocation of the principal place of the Employees employment to a location that is more than sixty (60) miles from his principal place of employment immediately prior to the date of the Change of Control.

2. Termination After a Change in Control. In the event that a Change in Control occurs and the Company terminates the Employee’s employment without Cause within 12 months thereafter or the Employee resigns for Good Reason within 12 months thereafter, then:

(a)	the Company will provide the Employee with severance benefits in an amount of twelve (12) months of your then existing base salary, less payroll deductions and all required withholdings, paid either (at the Company’s discretion) in a lump sum or in a regular payments at equal intervals over a period of time not to exceed 12 months, and

(b)	all stock options held by the Employee shall have their vesting accelerated such that they are fully vested and exercisable as of the date of the Change of Control Termination (the “Acceleration”),

provided that, as a precondition of receiving the payments and benefits under this paragraph, the Employee must first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company.

Notwithstanding the foregoing, the Employee shall not be entitled to any payments or benefits pursuant to this paragraph upon the termination of his employment with the Company if (i) such termination occurs in connection with the Employee commencing employment with an Intevac Entity, in which case the terms of this section 2 shall then apply with equal force and effect to the Employee’s employment with the Intevac Entity, or (ii) in connection with a Change in Control pursuant to section 1(a) above, the person or entity that acquires Intevac or division in which the Employee works, or substantially all of the assets of the Intevac division in which the Employee works, offers the Employee a job that is comparable to the Employee’s job with Intevac in terms of responsibility, compensation and benefits within 90 days of the date on which the Employee’s employment with Intevac terminates.

3. Limitation on Payments. If any payment or benefit the Employee would receive from the Company pursuant to a Change in Control or otherwise (“Payment”) would:

(i)	constitute a “parachute payment” within the meaning of Internal Revenue Code section 280G, and

(ii)	but for this sentence, be subject to the excise tax imposed by Internal Revenue Code section 4999 (the “Excise Tax”),

then such Payment shall be equal to either :

(x)	the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or

(y)	the largest portion, up to and including the total, of the Payment,

whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on the after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur first in cash payments, then in cancellation of Acceleration, and finally in employee benefits, unless the Employee elect in writing a different order (provided, however, that such election shall be subject to Board approval if made on or after the effective date of the event that triggers the Payment). In the event that Acceleration is to be reduced, it shall be cancelled in the reverse order of the date of grant of the Employee’s Options (i.e., earliest granted Option cancelled last) unless the Employee elects a different order of cancellation in writing.

The Company and the Employee intend that any amounts payable under this Agreement, and the Company’s and the Employee’s exercise of authority or discretion hereunder, shall either be exempt from or comply with the provisions of Internal Revenue Code section 409A and the regulations relating thereto so as not to subject the Employee to the payment of interest and/or any tax penalty that may be imposed under Internal Revenue Code section 409A . The Employee acknowledges and agrees that the Company has made no representation to him or her with respect to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that the Employee is solely responsible for all taxes due with respect to such compensation and benefits

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the calculations described above. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, however, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at the time by the Employee or the Company), or such other time as requested by the Employee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employee and the Company with an opinion reasonably acceptable to the Employee stating that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employee and the Company.

4. General Provisions

4.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal and enforceable consistent with the intent of the parties insofar as Possible.

4.2 Entire Agreement. This Agreement constitutes the entire and exclusive agreement between the Employee and the Company regarding this subject matter, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between the Employee and the Company regarding this subject matter. The Employee and the Company enter into this Agreement without reliance or any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and this Agreement cannot be modified or amended except in writing signed by the Employee and a duly authorized officer of the Company.

4.3 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, the Employee, the Company and their respective successors, assigns, heirs, executors and administrators, except that the Employee may not assign any of his or her rights or duties hereunder without the written consent of the Company, which shall not be withheld unreasonably.

4.4 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

Date:
Employee

Date:
Intevac, Inc.

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